UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Consolidated Communications Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2019

To Our Stockholders:

The 2019 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at Consolidated Communications’ corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on April 29, 2019, at 9:00 a.m., central time. The 2019 annual meeting of stockholders is being held for the following purposes:

1.       To elect Thomas A. Gerke, Roger H. Moore, and Dale E. Parker, as Class II directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

2.       To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2);

3.       To conduct an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3); and

4.       To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on February 28, 2019 are entitled to vote at the meeting or at any postponement or adjournment thereof.

We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please vote your shares promptly so that your shares will be represented. If you received a printed copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares at the Internet site address listed on your notice. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

J. Garrett Van Osdell
Vice President, Legal & Secretary

March 20, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 29, 2019 — Our Proxy Statement and 2018 Annual Report to Stockholders are available at www.proxyvote.com

F-1

Table of Contents

Page

ABOUT THE MEETING	1
What is the purpose of this proxy statement?	1
Why did I receive a one-page notice regarding internet availability of proxy materials instead of a full set of proxy materials?	1
What proposals will be voted on at the annual meeting?	1
Who is entitled to vote?	2
What is the difference between a stockholder of record and a beneficial holder of shares?	2
Who can attend the meeting?	2
What constitutes a quorum?	2
How do I vote?	3
Can I revoke or change my vote after I submit my proxy?	3
How many votes are required for the proposals to pass?	3
How are abstentions and broker non-votes treated?	4
What if I do not specify a choice for a matter when returning a proxy?	4
What are the board’s recommendations?	4
What happens if additional matters are presented at the annual meeting?	4
Will anyone contact me regarding this vote?	5
Who will tabulate and certify the vote?	5
What do I do if I receive duplicate sets of proxy materials?	5
ANNUAL REPORT	5
Will I receive a copy of Consolidated’s 2018 Annual Report to Stockholders?	5
How can I receive a copy of Consolidated’s Annual Report on Form 10-K?	5
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
PROPOSAL NO. 1 — ELECTION OF THOMAS A. GERKE, rOGER H. MOORE, AND DALE E. PARKER AS DIRECTORS	7
Nominees standing for election to the board	7
Directors continuing to serve on the board	7
Business experience of nominees to the board	8
Business experience of continuing directors	9
Board recommendation and stockholder vote required	10
CORPORATE GOVERNANCE AND BOARD COMMITTEES	11
Are a majority of the directors independent?	11
How are directors compensated?	11
Stock Ownership Guidelines for Non-Employee Directors	12
How often did the board meet during 2018?	12

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What is the policy regarding director attendance at annual meetings?	12
What is the leadership structure of the board?	12
What committees has the board established?	13
Role of Independent Compensation Consultant	15
Board oversight of risk	16
Stockholder recommendations for director nominations	17
Communications with directors	17
Code of Business Conduct and Ethics	17
REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS	19
PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES	20
Audit Committee’s Pre-Approval Policies and Procedures	20
Principal Accounting Firm Fees	20
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Board Recommendation and Stockholder Vote Required	21
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS	22
EQUITY COMPENSATION PLAN INFORMATION	23
COMPENSATION COMMITTEE REPORT	24
COMPENSATION DISCUSSION AND ANALYSIS	25
Overview of 2018: Events Relevant to Executive Compensation	25
Executive Compensation Objectives	26
Processes and Procedures for the Consideration and Determination of Director and Executive Compensation	28
Role of Executive Officers, Management and Independent Compensation Consultant	28
Peer Group and Market Data	29
Elements of Executive Compensation for 2018	30
Stock Ownership Guidelines for Named Executive Officers	34
All Other Compensation	34
Employment Security Agreements	35
Incentive Compensation Recoupment Policy	35
CEO Pay Ratio	35
Deductibility of Compensation	36
Changes to Compensation Programs for 2019	36
EXECUTIVE COMPENSATION	38
Summary Compensation Table	38
2018 Grants of Plan-Based Awards	39
Outstanding Equity Awards at 2018 Fiscal Year-End	39
2018 Vested Shares	40

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY	40
Employment Security Agreements	40
Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (LTIP)	42
Termination of Employment Following a Change in Control	42
Benefits Upon Change in Control	42
PROPOSAL NO. 3 - ADVISORY VOTE ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	43
Board Recommendation and Stockholder Vote Required	43
CErtain relationships and related transactions	44
Related Person Transactions Policy	44
SKL Investment Group	44
First Mid-Illinois Bancshares, Inc.	44
LATEL Sale/Leaseback	45
Consolidated Communications, Inc.	45
Cartesian, Inc.	45
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	45
ANNUAL REPORT TO STOCKHOLDERS	46
STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING	46
GENERAL	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Other Information	47
OTHER MATTERS	47

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CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

This proxy statement contains information related to the 2019 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we,” “our” or “us”), that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, on April 29, 2019, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date this proxy statement and proxy card, as well as a copy of our combined 2018 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2018, are being made available is March 20, 2019.

ABOUT THE MEETING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2019 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2019 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated J. Garrett Van Osdell and Steven L. Childers as proxies (the “Proxy Holders”), who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

Why did I receive a one-page notice regarding internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, the Company has elected to mail a notice regarding the availability of proxy materials on the Internet (the “Notice of Internet Availability of Proxy Materials” or the “Notice”), rather than sending a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement and form of proxy), as applicable, was sent to stockholders beginning March 20, 2019, and the proxy materials were posted on the investor relations portion of the company’s website, http://ir.consolidated.com, and on the website referenced in the Notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or e-mail copy of the proxy materials, you should follow the instructions in the Notice for requesting a copy.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	the election of Thomas A. Gerke, Roger H. Moore, and Dale E. Parker as Class II directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2019 (Proposal No. 2);

•	an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3); and

•	any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, February 28, 2019, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held for you by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below for a description of a beneficial owner in “street name.”

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered a stockholder of record with respect to those shares. If this is the case, we have provided you with instructions on how to view the proxy materials.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the instructions on how to view the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of February 28, 2019, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. In order to be admitted to the annual meeting, you should bring photo identification and proof of ownership of the Company’s stock on the record date, February 28, 2019. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of February 28, 2019, the record date, 71,995,013 shares of our common stock were outstanding. Proxies received but marked as withheld, abstentions, or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

If you are a stockholder of record, you may vote by any of the following methods:

•	Internet. Electronically through the Internet by accessing our materials using the website listed on the Notice. To vote through the Internet, you should sign on to this website and follow the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you received a paper copy of the materials, which will include a proxy card, and you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•	Mail. You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. If you complete and properly sign the proxy card and return it to us, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•	Telephone. By calling 1-800-690-6903. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the Notice. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you received a paper copy of the materials, which will include a proxy card, and you vote by telephone, you should not return your proxy card.

•	In Person. In person at the meeting.

We recommend that you vote in advance even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I revoke or change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted by:

•	delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy by mail, by telephone or through the Internet;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the annual meeting.

If your shares are held in “street name,” you may revoke or change your vote by voting in person at the annual meeting if you obtain a proxy as described in the answer to the previous question.

How many votes are required for the proposals to pass?

Election of Directors (Proposal No. 1). Directors are elected by a plurality vote. Accordingly, the three director nominees who receive the greatest number of votes cast will be elected.

Ratification of the Appointment of Ernst & Young LLP (Proposal No. 2), Advisory Vote on Approval of Executive Compensation (Proposal No. 3), and Approval of any Other Proposals. The vote required for each of (i) the ratification of the appointment of Ernst & Young LLP, (ii) the advisory approval of named executive officer compensation and (iii) the approval of any other proposal not presently anticipated that may properly come before the annual meeting or any adjournment or postponement of the meeting, is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

How are abstentions and broker non-votes treated?

If a stockholder abstains from voting on Proposal No. 2 or Proposal No. 3, it will have the same effect as a vote “AGAINST” that proposal. With respect to Proposal No. 1, abstentions will have no effect. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter, where it will have the same effect as a vote “AGAINST” that proposal. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter when submitting their proxies. If no specific instructions are given, properly submitted proxies will be voted:

•	“FOR” the election of Thomas A. Gerke, Roger H. Moore, and Dale E. Parker as Class II directors (see page 7);

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 21); and

•	“FOR” the advisory approval of the compensation of the Company’s named executive officers (see page 43).

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

•	“FOR” the election of Thomas A. Gerke, Roger H. Moore, and Dale E. Parker as Class II directors (see page 7);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 21); and

•	“FOR” the approval of the compensation of the Company’s named executive officers (see page 43).

Unless you give other instructions otherwise, the Proxy Holders will vote in accordance with the recommendations of the board of directors.

What happens if additional matters are presented at the annual meeting?

Other than the three proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.

Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, if you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail, the Internet or personal interviews.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as Inspector of Elections.

What do I do if I receive duplicate sets of proxy materials?

You may receive more than one set of proxy materials. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Computershare, Inc., our transfer agent. To have all your shares voted, you should vote each set of proxy materials you receive.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2018 Annual Report to Stockholders?

Our 2018 Annual Report to Stockholders for the fiscal year ended December 31, 2018 was made available to stockholders concurrently with this proxy statement. The Notice contains directions for requesting a paper copy of the 2018 Annual Report to Stockholders and can also be obtained by following the instructions below. The 2018 Annual Report to Stockholders includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 26, 2019, is included in the 2018 Annual Report to Stockholders.

You can also obtain, free of charge, a copy of our Annual Report on Form 10-K, including all exhibits filed with it, by:

•	accessing the Investor Relations section of our website at http://ir.consolidated.com and clicking on the “Financials & Filings” link followed by clicking on the “SEC Filings” link;

•	accessing the materials online at www.proxyvote.com;

•	writing to:

Consolidated Communications Holdings, Inc. — Investor Relations
121 South 17th Street
Mattoon, Illinois 61938-3987; or

•	telephoning us at: (844) 909-2675.

You can also obtain a copy of our Annual Report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 38, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and dispositive power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated, this information is current as of March 6, 2019, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percentage of Shares Outstanding

BlackRock Institutional Trust Company, N.A.(a)	11,003,477	15.3%
The Vanguard Group, Inc.(b)	6,536,492	9.1%
Dimensional Fund Advisors LP(c)	4,320,113	6.0%
Principal Global Investors, LLC(d)	3,800,746	5.3%
Lumpkin, Richard Anthony(e)	1,225,276	1.7%
Robert J. Currey	139,335	*
C. Robert Udell, Jr.	323,844	*
Steven L. Childers	174,805	*
Thomas A. Gerke	45,543	*
Dale E. Parker	52,449	*
Maribeth S. Rahe	65,183	*
Timothy D. Taron	57,233	*
Roger H. Moore	59,750	*
Wayne Wilson	72,622	*
All directors & executive officers as a group (10 persons)	2,216,040	3.1%

* Less than 1.0% ownership

(a)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on January 24, 2019, by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has sole voting power with respect to 10,761,180 shares and sole dispositive power with respect to 11,003,477 shares.

(b)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 11, 2019, by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power with respect to 71,485 shares, shared voting power with respect to 21,383 shares, sole dispositive power with respect to 6,452,905 shares, and shared dispositive power with respect to 83,587 shares.

(c)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 8, 2019, by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional Fund Advisors LP has sole voting power with respect to 4,139,147 shares and sole dispositive power with respect to 4,320,113 shares.

(d)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 14, 2019, by Principal Global Investors, LLC. The address of Principal Global Investors, LLC is 801 Grand Avenue, Des Moines, Iowa 50392. Principal Global Investors, LLC has shared voting power with respect to 3,800,746 shares and shared dispositive power with respect to 3,800,746 shares.

(e)	Includes: (i) 493,454 shares owned by Living Trust FBO Richard A. Lumpkin, (ii) 3,500 shares owned by Mr. Lumpkin’s wife, (iii) 106,153 shares owned by the Benjamin I. Lumpkin 2012 Irrevocable Trust, for which Mr. Lumpkin is the trustee, (iv) 35,078 shares owned directly by Mr. Lumpkin, (v) 309,674 shares owned by Benjamin I. Lumpkin 2017 Dynasty Trust, for which Mr. Lumpkin is the trustee, and (vi) 277,417 shares owned by Elizabeth L. Celio 2017 Dynasty Trust, for which Mr. Lumpkin is the trustee.

PROPOSAL NO. 1 — ELECTION OF THOMAS A. GERKE, ROGER H. MOORE, AND DALE E. PARKER AS DIRECTORS

Our board of directors currently consists of nine directors. Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Mr. Gerke, Mr. Moore, and Mr. Parker, the nominees designated below as the Class II directors, at this year’s annual meeting to serve for a term of three years, expiring in 2022 or until his respective successor is duly elected and qualified. The nominees for election to the position of Class II directors, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below.

It is the intention of the Proxy Holders, unless otherwise instructed, to vote to elect the nominees named herein as the Class II directors. The nominees named herein presently serve on our board of directors, and each nominee has consented to serve as a director if elected at this year’s annual meeting. In the event that any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute for such nominee. The board has no reason to believe the nominees named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position with Consolidated Communications
Thomas A. Gerke
(Class II Director – term expiring in 2022)	62	Director

Roger H. Moore
(Class II Director – term expiring in 2022)	77	Director

Dale E. Parker
(Class II Director – term expiring in 2022)	67	Director

Directors continuing to serve on the board

Name	Age	Current Position with Consolidated Communications
Robert J. Currey
(Class III Director – term expiring in 2020)	73	Chairman of the Board and Director

Maribeth S. Rahe
(Class III Director – term expiring in 2020)	70	Director

C. Robert Udell, Jr.
(Class III Director – term expiring in 2020)	53	President & Chief Executive Officer and Director

Richard A. Lumpkin
(Class I Director – term expiring in 2021)	84	Founding Director

Timothy D. Taron
(Class I Director – term expiring in 2021)	68	Director

Wayne Wilson
(Class I Director – term expiring in 2021)	70	Director

Set forth below is information with respect to the nominees to the board and each continuing director regarding their experience. After the caption “Board Contributions,” we describe some of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Business experience of nominees to the board

Thomas A. Gerke has served as a director since February 2013 and is the General Counsel and Chief Administrative Officer at H&R Block, a global consumer tax services provider. Since joining H&R Block in January 2012, at various times Mr. Gerke has had additional responsibilities, including leadership of the human resources function and serving as interim Chief Executive Officer. From January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a Fortune 500 transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and CEO at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel – Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. Mr. Gerke is also a former member of the board of directors of CenturyLink, Embarq and the United States Telecom Association. In addition, he is a former member of the Rockhurst University Board of Trustees and The Greater Kansas City Local Investment Commission Board of Trustees. He currently serves as a board member of Tallgrass Energy GP, LCC, the General Partner of Tallgrass Energy, LP (NYSE: TGE), a provider of natural gas transportation and storage services.

Board Contributions: Mr. Gerke has substantial experience in the telecommunications sector. His leadership and industry experiences bring a strong and knowledgeable operational and strategic perspective to the Board’s deliberations. He also brings perspective from service on other boards. Although Mr. Gerke is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and CEO from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. In September 1998 and October 1998, he served as President, CEO and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. From June 2007 to November 2007, Mr. Moore served as interim President and CEO of Arbinet. From December 2007 to May 2009, Mr. Moore served as a consultant to VeriSign, Inc. Mr. Moore also presently serves as a director of VeriSign, Inc. and was previously a director of Western Digital Corporation.

Board Contributions:  Mr. Moore is a seasoned telecommunications executive with a deep background in the industry and very strong technical aptitude. He has a strong entrepreneurial bent and is a knowledgeable analyst of the evolution of telecommunications and the impact of new technologies on our business. He brings perspective from service on other boards. Although Mr. Moore is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Dale E. Parker has served as a director since October 2014. Mr. Parker was a member of the Enventis Corporation (formerly Hickory Tech) board of directors from 2006 until the consummation of Enventis Corporation’s merger with the Company on October 16, 2014, and served as Chair of Enventis Corporation’s board from January 2011 to May 2013. Mr. Parker was on the board of directors of Image Sensing Systems, Inc. from August 2012 through June 2016, where he also served as interim CEO from December 2014 through June 2016, as well as, COO and CFO from June 2013 through June 2016. Image Sensing Systems of St. Paul is a technology company focused on infrastructure improvement through the development of software-based detection solutions for the intelligent transportation sector. Mr. Parker served as interim CFO for Ener1, Inc. from 2011 to 2012. Ener1, Inc. is an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets. In 2010, Mr. Parker worked as CFO of Neenah Enterprises, Inc., an independent foundry. From 2009 to 2010, Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board. Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008. Mr. Parker is a certified public accountant and holds a Master of Business Administration degree.

Board Contributions: Mr. Parker has extensive experience working in senior executive positions for both public and private companies in a variety of industries, and expertise with financial statement preparation and SEC reporting gained from his experience as a CFO. He also qualifies as an “audit committee financial expert” under SEC guidelines. Further, having served as the past chair of the Enventis Corporation board, and living and working in the Minneapolis-St. Paul market, Mr. Parker brings an in-depth knowledge of the Company’s acquired Minnesota operations and the business climate in which the Company operates.

Business experience of continuing directors

Richard A. Lumpkin has served as a director with us and our predecessor company since 2002. He served as Chairman of the Board from 2005 until November 2013, at which time the board designated him a Founding Director. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired our predecessor in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at our predecessor, including Chairman, CEO, President and Treasurer. Mr. Lumpkin is currently a director of Agracel, Inc., a real estate investment company and is Treasurer and formerly a Trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the United States Telecom Association, a former President of the Illinois Telecommunications Association, a former director of First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), a financial services holding company and a former director of Ameren Corp., a public utility holding company. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

Board Contributions:  Mr. Lumpkin is a long-time telecommunications industry veteran, with lengthy experience in the executive leadership of the Company and its predecessor and is a significant stockholder in the Company. He is well known and respected by other industry participants and enjoys access to, and a long-standing relationship with, the senior executives, investors, and board members of many public and private telecommunications companies with whom the Company has important relationships. By virtue of his significant ownership, Mr. Lumpkin represents a strong voice for stockholders in the board’s deliberations.

Timothy D. Taron has served as director since July 2012. Mr. Taron, a practicing attorney for over 40 years, served on the board of directors of SureWest Communications (“SureWest”) from 2000 until the consummation of the Company’s merger with SureWest on July 2, 2012. Mr. Taron is the senior partner with the law firm of Hefner Stark & Marois, LLP, Attorneys-at-Law, Sacramento, California. He was formerly the President and a director of the Sacramento Metropolitan Chamber of Commerce, a private, non-profit organization.

Board Contributions: Mr. Taron, a practicing attorney for over 40 years with a firm located in our Sacramento service area, specializes in complex business transactions, real estate development and tax-exempt bond financing, providing the board with the ability to analyze a variety of business matters. His extensive involvement in the Sacramento business community, coupled with his hands-on experience in areas affecting the growth and health of the economy in the community in which he resides and practices law, provides the board with better insight into the markets the Company principally serves and its potential business opportunities. Mr. Taron is well suited for the corporate governance committee chair position due to his past involvement on public and non-profit boards and his training and continuing education as an attorney.

Wayne Wilson joined our board of directors in July 2017 in connection with our acquisition of FairPoint Communications, Inc. (“FairPoint”). He had served on the FairPoint board of directors since 2011. Mr. Wilson has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles as President, Chief Operating Officer and Chief Financial Officer of PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services. From 1986 to 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. He previously served as a director of ARIAD Pharmaceuticals, Inc., Edgewater Technology, Inc., Hologic, Inc. and Cytyc Corporation. Mr. Wilson received a Bachelor of Arts degree in political science from Duke University and a Master of Business Administration degree from the University of North Carolina at Chapel Hill. He is a certified public accountant in New Hampshire and North Carolina.

Board Contributions: We believe Mr. Wilson’s qualifications to serve on our board include his strong accounting and finance understanding gained from years as a certified public accountant in industry and with a major public accounting firm. He also qualifies as an “audit committee financial expert” under SEC guidelines. Mr. Wilson’s qualifications also include his experience as a director on the boards of multiple publicly-traded companies. Mr. Wilson is a resident of New Hampshire and his service on FairPoint’s board provides a unique understanding of important legacy FairPoint markets, including northern New England.

Robert J. Currey serves as our Chairman of the Board of Directors. Mr. Currey has served as one of the Company’s directors and as a director of our predecessors since 2002 and served as our CEO from 2002 until December 31, 2014. From 2002 to November 2013, he also served as our President. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and CEO of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997.

Board Contributions: Mr. Currey is a long-time industry veteran and has significant experience leading other companies in the telecommunications and media sector. He is well known throughout the telecommunications industry and is respected as an opinion leader, especially among mid-sized telecom carriers. Because of his experience and his role as our former CEO until December 31, 2014, Mr. Currey also has substantial company knowledge, including its operations and strategies.

C. Robert Udell, Jr. serves as our President and CEO and as a director. Mr. Udell served as Chief Operating Officer from May 2011 to December 31, 2014, and as President from November 2013 until December 31, 2014. He became President and CEO on January 1, 2015. He has served as a director since November 2013. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. From 2004 to November 2013, Mr. Udell served as Senior Vice President. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations, and Engineering. He serves as Vice Chair on the board of directors of the United States Telecom Association and is on the board of the Greater Conroe Economic Development Council, and is a former board member of the Board of Trustees for The John Cooper School.

Board Contributions: Mr. Udell has been in the telecommunications industry for more than 25 years, and has worked in a number of capacities. He brings a broad knowledge of our operating environment, key trends in technology and regulation, and market forces impacting the Company. Because of his role as President and CEO of the Company, he is also able to provide the board with in-depth insight into the Company’s current performance and future plans.

Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and CEO of Fort Washington Investment Advisors, Inc. since November 2003. Ms. Rahe is currently a member of the board of directors of First Financial Bancorp and First Financial Bank. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of its board of directors.

Board Contributions: Ms. Rahe has a deep background as a senior executive in the banking industry and is well attuned to developments in the capital markets and their potential impact on the Company. She provides a strong risk-management perspective and oversees the board’s succession planning efforts. She also qualifies as an “audit committee financial expert” under SEC guidelines and serves as our audit committee chairperson.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the election of each of the nominees named above (Proposal No. 1).

The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each nominee named above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

The board also considered the relationship between the Company and H&R Block, a company that purchases telecommunications services from the Company in the ordinary course of business, because Mr. Gerke is an officer of H&R Block. The Company received $156,754 in payments from H&R Block in 2018 from 74 separate H&R Block locations. Similarly, the board also considered the relationship between the Company and the law firm of Hefner, Stark & Marois, LLP, a company that also purchases telecommunications services from the Company in the ordinary course of business, because Mr. Taron is a partner with the firm. The Company received $19,566 in payments from Hefner, Stark & Marois, LLP in 2018. The board concluded that since most of the services provided by the Company to H&R Block and Hefner Stark & Marois, LLP are offered pursuant to state and federal tariffs, and that all such purchases were made on customary business terms, these relationships were not material for purposes of The NASDAQ Stock Market LLC’s (“NASDAQ”) listing standards and would not influence Mr. Gerke’s nor Mr. Taron’s actions or decisions as directors of the Company.

As a result of this review, our board of directors affirmatively determined that Messrs. Gerke, Moore, Parker, Taron and Wilson and Ms. Rahe are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules. The board also determined that each member of the audit committee, Messrs. Parker, Taron and Wilson and Ms. Rahe, satisfy the heightened standards of independence for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act. Additionally, the board determined that each member of the compensation committee, Messrs. Gerke and Moore and Ms. Rahe, satisfy the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of the NASDAQ Marketplace Rules.

How are directors compensated?

The director compensation described below is based on a benchmark study conducted by Willis Towers Watson, the outside consultant engaged by the compensation committee in 2017, following the Company’s acquisition of FairPoint. The outside consultant developed a peer group of 13 companies, which are similar in size and scope to the Company, and with whom we compete for investors. For more information regarding the consultant and our peer group, see “Compensation Discussion and Analysis — Executive Compensation Objectives.”

For 2018, non-employee directors received the following cash compensation: (1) $72,500 annual cash retainer (2) $20,000 additional annual cash retainer for the chairperson of the audit committee; (3) $13,500 additional annual cash retainer for the chairperson of the compensation committee; (4) $10,000 additional annual cash retainer for the chairperson of the corporate governance committee; and (5) $4,000 annual committee retainer for each committee on which a director serves (but does not chair). We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings. In addition, a restricted share award of 10,614 shares was made to each of the directors, other than Mr. Udell, in March 2018 pursuant to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan. The number of shares granted to these directors was determined by dividing $123,750 by the 20-day average closing price of the stock as of two trading days before the award date ($11.66 per share). One hundred percent (100%) of such shares vested on December 5, 2018.

Mr. Udell, who also served as President and CEO during 2018, did not receive any additional compensation for his service on the board in 2018. Mr. Udell’s compensation is set forth in the Summary Compensation Table.

Effective January 1, 2018, Mr. Currey was appointed as non-executive Chairman of the Board. For 2018, the board determined that his compensation for serving as the non-executive Chairman of the Board was as follows:

•	Mr. Currey received an annualized retainer of $300,000 for his service to the board;

•	Mr. Currey participated pari passu in the non-employee director equity plan, with a 2018 target grant value of $123,750; and

•	Mr. Currey was reimbursed for normal business travel and entertainment expenses for board and Company matters.

The table below discloses all compensation provided to each non-employee director of the Company in 2018.

Name	Fees Earned or Paid in Cash ($)	Fair Value of Share Grant ($)(1)	Total ($)

Robert J. Currey	$300,000	$132,144	$432,144
Roger H. Moore	$94,000	$132,144	$226,144
Maribeth S. Rahe	$100,500	$132,144	$232,644
Timothy D. Taron	$90,500	$132,144	$222,644
Thomas A. Gerke	$80,500	$132,144	$212,644
Richard A. Lumpkin	$72,500	$132,144	$204,644
Dale E. Parker	$76,500	$132,144	$208,644
Wayne Wilson	$76,500	$132,144	$208,644

(1)	Stock Awards. The amounts in this column represent the grant date fair value ($12.45 per share) of the restricted share award made on March 7, 2018 to Mr. Currey, Mr. Moore, Ms. Rahe, Mr. Taron, Mr. Gerke, Mr. Lumpkin, Mr. Parker, and Mr. Wilson; in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Also see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for an explanation of the assumptions made by the Company in the valuation of these awards. None of the non-employee directors had any grants outstanding as of December 31, 2018.

Stock Ownership Guidelines for Non-Employee Directors

The board has adopted stock ownership guidelines regarding stock ownership by non-employee directors. The non-employee director ownership guidelines require non-employee directors to own a level of qualifying equity securities with an aggregate market value of at least three times the annual cash retainer payable to them. Our stock ownership guidelines provide that, until a non-employee director satisfies the applicable holding requirement, he or she is required to retain 100% of any covered shares. Covered shares include shares owned directly or indirectly by the non-employee director, and the after-tax value of vested or unvested restricted share awards, reflecting the number of shares that are sold or withheld to (i) pay any applicable exercise prices for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting, or payment of an award. Non-employee directors must meet the stock ownership requirement within five years of becoming a member of the board. All of our non-employee directors have met or are on track to meet their objectives within the five year time requirement.

How often did the board meet during 2018?

The board met five times during calendar year 2018. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. During 2018, the independent directors held four meetings at which only independent directors were present in connection with regularly scheduled meetings of the board or committees of the board.

What is the policy regarding director attendance at annual meetings?

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. All nine of the Company’s directors attended the 2018 annual meeting of stockholders.

What is the leadership structure of the board?

In consultation with the corporate governance committee, the board reviews the leadership structure from time to time in order to ensure that the board’s leadership structure is optimal for the board at the current time. Until November 2013, the board had separated the Chairman’s role from the CEO’s role. When Mr. Currey became Chairman of the Board in November 2013, the board determined that it would be in the best interests of the Company if he retained the CEO title as well, as a part of the Company’s succession plan. Effective January 1, 2015, as a planned additional step in the CEO succession plans, Mr. Currey became Executive Chairman of the Board of Directors, but no longer acted as the Company’s Chief Executive Officer. Mr. Udell became President and CEO on January 1, 2015. On January 1, 2018, as the final step in the CEO succession plan, the board appointed Mr. Currey as the non-executive Chairman of the Board. The board believes this current separation of duties is in the best interest of the Company. Mr. Currey is a long-time industry veteran and has relationships with other industry participants and the various regulatory and public policy bodies with whom the Company must interact. By serving as Chairman, Mr. Currey is able to bring this knowledge to bear as he works with Mr. Udell, our President and CEO, in the daily decision making and long-term strategy development for the Company. This structure also provides continuity of leadership and a respectful climate of informed and open dialogue, debate, and decision making on topics important to the Company and its stockholders. The board does not have a lead independent director, but each of the board’s committees is composed solely of independent directors. The board will continue to review the leadership structure of the board from time to time and will appoint a lead independent director if it determines that doing so would be in the best interests of the Company and its stockholders.

What committees has the board established?

The board has standing audit, corporate governance and compensation committees. The membership of the standing committees currently is as follows:

Corporate
	Audit	Governance	Compensation
Name	Committee	Committee	Committee

Roger H. Moore		*	Chairperson
Maribeth S. Rahe	Chairperson		*
Timothy D. Taron	*	Chairperson
Thomas A. Gerke		*	*
Dale E. Parker	*
Wayne Wilson	*

_______________
* indicates member

Audit Committee.  The audit committee consists of Messrs. Parker, Taron and Wilson and Ms. Rahe, who serves as the Chairperson. The board has determined that all members of the audit committee are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. The board has also determined that in addition to being independent, each of Messrs. Parker and Wilson and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules and is presumed to be financially sophisticated for purposes of Rule 5605(c)(2)(A) of NASDAQ’s Marketplace Rules.

The audit committee met four times during 2018. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

•	the integrity of our financial statements and reporting process;

•	our compliance with legal and regulatory matters;

•	the independent auditor’s qualifications and independence;

•	risk management of the Company, including reviewing risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters; and

•	the performance of our independent auditors.

Our audit committee is also responsible for the following:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining, and overseeing the work of our independent auditors;

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

•	reviewing and overseeing all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page 44; and

•	preparing reports to be included in our public filings with the SEC.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 19.

Corporate Governance Committee.  The corporate governance committee consists of Messrs. Gerke, Moore and Taron, who serves as the Chairperson. The board has determined that each of Mr. Gerke, Mr. Moore and Mr. Taron are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

The corporate governance committee met four times during 2018. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the corporate governance committee are as follows:

•	to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

•	to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link;

•	to review with management and, as the corporate governance deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee selection, composition, evaluation, continuity and succession planning, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters; and

•	to oversee the evaluation of our board and management team.

In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board. While the board has not adopted a specific policy regarding diversity, it believes the diverse backgrounds and perspectives of its current directors, as described above for each nominee and current director under the heading “Board Contributions,” are well suited to the oversight of the Company’s management team, its business plans and its performance.

Compensation Committee.  The compensation committee consists of Mr. Moore, who serves as its Chairperson, Ms. Rahe and Mr. Gerke. The board has determined that each of Mr. Moore, Ms. Rahe and Mr. Gerke is independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and satisfies the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of NASDAQ’s Marketplace Rules.

The compensation committee met four times during 2018. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the compensation committee are as follows:

•	to review and approve goals and objectives relating to the compensation of our CEO and, based upon a performance evaluation, to determine and approve the compensation of the CEO and other senior officers;

•	to review compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s compensation programs encourage employees to engage in excessive risk-taking, are aligned to the interests of stockholders, promote effective leadership and leadership development and appropriately award pay for performance;

•	to approve the grant of long-term incentive awards Company-wide and recommend amendments to the Company’s executive compensation programs to the board for approval;

•	to review and recommend to the board of directors, or approve, new executive compensation programs, based on its periodic review of the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose;

•	to establish and periodically review policies in the area of senior management perquisites;

•	to make recommendations to our board on incentive compensation and equity-based plans; and

•	to prepare reports on executive compensation to be included in our public filings with the SEC.

Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis – Processes and Procedures for the Consideration and Determination of Executive and Director Compensation” section of this proxy statement.

Role of Independent Compensation Consultant

The compensation committee has directly engaged Willis Towers Watson as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies. Pursuant to its charter and NASDAQ listing standards, the compensation committee regularly reviews the independence of Willis Towers Watson relative to key factors, including whether:

•	Willis Towers Watson provides any other services to the Company;

•	the amount of fees paid to Willis Towers Watson relative to the total revenue of the firm;

•	policies in place to prevent conflicts of interest;

•	any personal or business relationships with members of the compensation committee;

•	ownership of Company stock; and

•	any personal or business relationships with executive officers.

The Company paid Willis Towers Watson $16,185 for services provided to the compensation committee in 2018 and $81,801 for services provided to the compensation committee in 2017. Willis Towers Watson also provided pension actuarial services and individual employee pension benefit calculations support to the Company during 2018, for which the Company paid Willis Towers Watson $168,170. The decision to engage Willis Towers Watson for these other services was made by the Company’s human resource staff and the pension committee of management. The Company’s relationship with Willis Towers Watson (and its predecessor Watson Wyatt) is long-standing, pre-dating the Company’s initial public offering of stock, whereby Willis Towers Watson performs ad hoc issue analysis as requested from time-to-time by management, and neither the compensation committee nor the board approved such other services.

Willis Towers Watson’s work in 2018 consisted principally of performing analysis and providing recommendations concerning the compensation programs for the Company’s senior management personnel, including:

•	reassessment and review of the peer group companies to be used in compensation analysis;

•	evaluation and benchmarking certain of the Company’s senior management jobs relative to the peer group and to broad marketplace trends;

•	analysis of total direct compensation programs including salary, bonus and long-term incentives; and

•	evaluation and recommendations concerning the type, amount and frequency of long-term incentive compensation to be offered to the non-executive senior management personnel going forward.

For a further description of this work, please refer to the Compensation Discussion & Analysis section.

Board oversight of risk

The Company’s Board of Directors has responsibility for general oversight of risk management of the Company and has delegated oversight of certain risks, as appropriate, to the audit committee, the compensation committee and the corporate governance committee, as further described below.

As set forth in the audit committee charter, the audit committee reviews with management and, to the extent the committee deems it appropriate, with the independent auditors or counsel to the corporation, compliance with laws and regulations, major pending litigation, and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters.

The compensation committee reviews compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the corporation, including whether the design or operation of the corporation’s compensation programs encourage employees to engage in excessive risk-taking, is aligned to the interests of stockholders, promotes effective leadership and leadership development, and appropriately awards pay for performance. In doing so, the committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunities under the corporation’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements. In February 2019, the compensation committee reviewed the Company’s compensation policies and practices and determined that these programs are not reasonably likely to have a material adverse effect on the corporation.

The corporate governance committee reviews with management and, as the committee deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee continuity and succession, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters.

Management has an Enterprise Risk Management (“ERM”) steering committee in place which includes the CFO and other key executives and a representative from the Company’s outside counsel. The CFO, as ERM committee chairman, is the primary liaison between management and the Board regarding the ERM implementation and process. The steering committee has responsibility for the implementation and oversight of the ongoing ERM process including identifying, prioritizing, and assigning ownership of key risks. The management team has primary responsibility for monitoring and managing these key risks which could affect the Company’s operating and financial performance. ERM is a standing agenda item on the quarterly board meeting agenda. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews, with the full board, the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks.

Stockholder recommendations for director nominations

As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, in accordance with the deadlines set forth under the caption “Stockholder Proposals for 2020 Annual Meeting,” either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, and must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director, if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may, at any time, review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at http://ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

•	Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.

•	Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

•	Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code is included in the orientation of new employees and has been provided to existing directors, officers and employees.

If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, which was last amended on April 30, 2018 and which is available by accessing the investor relations section of our website at http://ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the Board in fulfilling its oversight responsibility for:

•	the quality and integrity of the Company’s accounting and financial reporting processes and financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence;

•	the performance of the Company’s independent auditors; and

•	the effectiveness of the Company’s internal audit, risk management and internal control functions.

In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on the effective operation of, the Company’s internal controls over financial reporting.

The audit committee met four times during fiscal year 2018. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2018. The audit committee discussed with Ernst & Young LLP such matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with the Audit Committee, relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2019.

MEMBERS OF THE AUDIT COMMITTEE

Maribeth S. Rahe, Chairperson
Dale E. Parker

Timothy D. Taron

Wayne Wilson

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Audit Committee’s Pre-Approval Policies and Procedures

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the audit committee charter, all audit, audit-related tax, and non-audit work performed by our independent registered public accounting firm, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act of 2002 to management.

Principal Accounting Firm Fees

Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2018 and 2017 were as follows:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2018	$2.5	$0.1	$ 0.7	-
2017	$3.3	-	$ 1.1	-

($ in millions)

Audit Fees include fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal years 2018 and 2017, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002. Also included in the Audit Fees for 2018 and 2017, were approximately $0.2 million and $0.7 million, respectively, of fees including out-of-pocket expenses associated with the Company’s acquisition and disposition activities and the related equity and debt registration statements associated with those activities and the review of the Company’s adoption of new accounting pronouncements during the periods.

Audit-Related Fees for 2018 consisted of risk advisory services. There were no Audit-Related Fees in 2017.

Tax Fees include fees billed for professional services rendered by Ernst & Young LLP related to tax consulting and tax compliance services of which $0.5 million for 2018 activities related to the legal entity consolidation effort and the Company’s acquisition and disposition activities and the remainder was for tax compliance. The 2017 Tax Fees included $0.6 million relating to the Company’s acquisition and disposition activities.

For fiscal years 2018 and 2017, there were no All Other Fees. For fiscal years 2018 and 2017, Tax Fees or All Other Fees disclosed above, were approved in reliance on the exceptions to the pre-approval process set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT registered public accounting firm

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002.

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 2).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2019 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

If the appointment is not ratified, the audit committee will reconsider the appointment.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following is a description of the background of our continuing executive officer who is not a director:

Steven L. Childers serves as CFO of the Company. Mr. Childers has served as CFO since April 2004 and served as CFO and Treasurer from November 2016 to October 2017. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service, Vice President of Sales and as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the Company’s predecessor in 1986 and served in various capacities through its acquisition by McLeodUSA in 1997, including as President of its former Market Response division and in various finance and executive roles. Mr. Childers is a director for the Sarah Bush Lincoln Health Center, the Lake Land College Foundation and is a member of the Business Advisory Board for Eastern Illinois University. He is a former director of the Illinois State Chamber of Commerce, served as Treasurer and was a member of the Executive Committee.

EQUITY COMPENSATION PLAN INFORMATION

Prior to the closing of our initial public offering in July 2005, our stockholders approved the 2005 Long-Term Incentive Plan, which was effective upon completion of our initial public offering. At the 2009 annual meeting of stockholders, the stockholders approved the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, as amended (the “LTIP”). At the 2010 annual meeting of stockholders, stockholders approved an amendment to the LTIP increasing the number of shares available under the LTIP. Subsequently, at the 2015 and 2018 annual meetings of stockholders, stockholders approved certain other provisions of the LTIP, including increasing the number of shares available for future issuance under the LTIP.

The following table sets forth information regarding the LTIP, the Company’s only equity compensation plan, as of December 31, 2018:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)(1)

Equity compensation plans approved by security holders	—	—	2,443,039
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	2,443,039

___________________

(1) 2,443,039 shares remain available for future issuance under the LTIP, as described above.

COMPENSATION COMMITTEE REPORT

This report and the Company’s Compensation Discussion and Analysis was prepared in consultation with the compensation committee’s independent compensation advisor regarding evolving market practices. The compensation committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis as included in this Proxy Statement.

Based upon the review and discussions referred to above, the compensation committee recommended to the board of directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

The compensation committee of the board of directors furnishes the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

This report is submitted on behalf of the members of the compensation committee:

Roger H. Moore, Chairperson

Maribeth S. Rahe

Thomas A. Gerke

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement is intended to provide stockholders with information about the compensation awarded in 2018 to the Company’s “named executive officers” and how it was determined.  This information includes a discussion of the key elements of the Company’s compensation program and the philosophy and rationale behind the compensation committee’s executive compensation decisions. The named executive officers in 2018 are listed in the Summary Compensation Table of this proxy statement and below:

C. Robert Udell, Jr., President and Chief Executive Officer

Steven L. Childers, Chief Financial Officer and Assistant Secretary

Overview of 2018: Events Relevant to Executive Compensation

Effective January 1, 2018, Robert J. Currey was appointed as non-executive Chairman of the Board. This represents the final step in our leadership transition, which began in 2015, when the Company’s board of directors appointed Mr. Udell as our President and Chief Executive Officer and Mr. Currey as our Executive Chairman of the Board. In addition, 2018 represented the first full year of operation following our acquisition of FairPoint Communications, Inc. (“FairPoint”), which closed in July 2017. This acquisition significantly increased the scope and scale of our operations by increasing our fiber network from 14,200 miles to over 36,000 miles and doubling our projected revenue base and adjusted EBITDA results (inclusive of synergies). In addition, the number of employees increased from approximately 1,800 to approximately 4,000, and the number of states in which we provide services increased from 11 to 24.

Since Mr. Udell’s appointment as our President and Chief Executive Officer, and with the execution of the FairPoint acquisition, the compensation committee has been executing a deliberate multi-year strategy to bring Mr. Udell’s compensation opportunity, and the pay of our other executives, in line with competitive industry practices. This strategy reflects our leadership transition and the increased scope and responsibilities of our executives as a result of the FairPoint transaction. The compensation committee’s objective has been to increase our executives’ pay opportunity to a level that approximates the median of a peer group of other companies of comparable size and complexity to us, and that represent our business and labor market competitors. When making these adjustments, the compensation committee has considered peer group pay levels, our overall Company performance, each executive’s performance, as well as budget constraints. The execution of this strategy continued during 2018 with market based pay adjustments for our named executive officers as follows:

2018 Increases:*

Name	Base Salary	Short-term Incentive	Long-term Incentive	Total Direct Compensation
C. Robert Udell, Jr.	27%	14%	53%	38%
Steven L. Childers	19%	5%	37%	24%

*These increases reflect the percentage increases for each element of total direct compensation, individually and in the aggregate, for Mr. Udell and Mr. Childers, assuming payouts at the applicable target levels.

These adjustments resulted in total target pay for Mr. Udell at the 25th percentile of the Company’s peer group, and Mr. Childers’ pay being positioned at the 28th percentile, based on a market analysis conducted in 2017. The compensation committee continued to execute its pay transition strategy in 2019 with further market adjustments in Mr. Udell and Mr. Childers’ pay.

During 2018, we achieved meaningful financial performance, illustrated by:

•	Generating revenue of $1.399 billion;

•	Generating adjusted EBITDA of $537 million, representing an adjusted EBITDA margin of approximately 38%; and

•	Maintaining a dividend payout ratio of 67%.

In addition, we made significant progress integrating the FairPoint acquisition and delivered substantial operational achievements, including:

•	Remaining on target to meet annual operating synergies of approximately $75.0 million over the first two years following the FairPoint acquisition, which was an increase of $20.0 million from the original synergy target of $55.0 million announced at the time of the transaction;

•	Launching fast-start initiatives in former FairPoint markets, including upgraded broadband speeds for over 500,000 homes and businesses in northern New England;

•	Offering new and expanded services in former FairPoint markets, including launching MPLS, cloud, SD-WAN and residential VoIP services in northern New England;

•	Completing key systems integration projects, including the migration and integration of ERM, payroll and human resource management systems; and

•	Negotiating new labor agreements in northern New England with the IBEW and CWA.

Based on our 2018 performance, the compensation committee approved annual cash bonus payouts of 95.0% of target for our Chief Executive and Chief Financial Officer. Similarly, in February 2019 the compensation committee approved payouts of 95.0% of the target number of annual performance shares previously granted to our executives in March of 2018.

In 2018, we received 93% of the Say-On-Pay vote in favor of our executive compensation program. We view this level of support as an endorsement of our executive pay program, practices and pay decisions and our multi-year transition strategy to move compensation levels for Mr. Udell and Mr. Childers toward the median of our peer group. Importantly, in addition to the continued execution of our pay transition strategy, we made changes to our executive compensation program effective for 2019 in consultation with our independent compensation advisor to reflect evolving market practices and feedback we received during 2018. These changes are as follows:

•	We will no longer pay dividends on unvested stock awards granted to our named executive officers in 2019;

•	Total stockholder return was introduced as a metric associated with our performance shares for our named executives, which further enhances the alignment of the awards with our stockholders’ experience and differentiates the short-term and long-term incentive plan metrics and goals in 2019; and

•	We extended the performance period associated with our performance shares from one to three years to establish a longer-term orientation to the awards.

Executive Compensation Objectives

The compensation committee has designed the Company’s executive compensation program to achieve the following objectives:

•	provide incentives to Company executives to maximize stockholder return;

•	enable the Company to attract and retain talented, results-oriented managers capable of leading critical areas of the Company’s business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business.

The compensation committee intends that each key element of our total compensation plan serves specific purposes that help satisfy the objectives of the Company’s executive compensation program while holding our named executive officers accountable for achieving key financial and operational goals.

Objective #1: Provide incentives to Company executives to maximize stockholder return.  As a part of its long-term equity-based incentive program, the compensation committee uses both time-based and performance-based restricted shares in an effort to align the interests of the Company’s executives and stockholders.

The compensation committee believes that granting equity-based incentives in the form of time vested restricted shares and restricted shares earned based on performance, and that vest over time based on continued service, encourages our executives to increase the Company’s value in order to realize greater value in connection with those shares once they vest. In 2018, the compensation committee awarded both time-based restricted shares and performance shares to each of Mr. Udell and Mr. Childers. The ultimate value of these restricted share awards varies with the performance of the Company’s outstanding common stock and thus fortifies the alignment between the executives and stockholders. Performance shares are used to incentivize our executives to pursue the strategic goals of the Company based on the achievement of specified operational performance metrics.

In addition to equity-based incentives, the compensation committee also bases a significant portion of an executive’s annual cash bonus on the attainment of certain corporate performance metrics, which encourages the executive to increase the Company’s profitability, and in turn, its stock value.

Objective #2: Enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business. An important objective of our executive compensation program is to attract and retain the executive talent needed to successfully lead and manage our operations. In support of this objective, the compensation committee strives to set executive pay levels that are competitive with the median of both the telecommunications and broader general industry practices. The Company commissions regular assessments of market pay practices which are completed by the compensation committee’s independent consultant, Willis Towers Watson, to assess our competitive market position. These analyses serve as an important input in helping the Company ensure its compensation programs are competitive within its industry so that the Company can both retain and attract talented managers.

In addition to providing competitive pay opportunities, we utilize annual grants of Company stock as a key retention tool in our executive pay program. These equity awards take the form of time-vested restricted shares that vest ratably over four years based on continued service, and performance-based shares that if earned, vest ratably over four years based on continued service. Beginning with grants issued to our named executive officers in 2019, performance shares will vest, if at all, following a three year performance period in order to provide a longer term incentive structure. Performance share awards in 2019 are further adjusted based on a relative total stockholder return measurement. The compensation committee believes these grants create an incentive for our executives to remain employed with the Company.

Objective #3: Reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business.  The Company’s annual cash bonus plan ties the level of achievement of the Company’s annual financial and operational performance goals to the amount of annual incentive compensation that we pay to each of our executives. In addition, the Company makes annual Long Term Incentive Plan awards in the form of performance shares which are only earned when specified performance criteria are met. Beginning in 2019, performance share awards are further adjusted based on relative total stockholder return over a three year performance period following grant. This provides a strong linkage between the number of restricted shares ultimately awarded and the Company’s achievement of its performance goals. As a result, a significant portion of each executive’s total compensation is dependent on the degree to which these performance goals are achieved. This provides an incentive for the Company’s executives to increase performance with respect to these measures, and in turn increase stockholder value. The following graphs illustrate targeted pay mixes for Mr. Udell and Mr. Childers.

Processes and Procedures for the Consideration and Determination of Director and Executive Compensation

The board of directors annually establishes and approves the operating and performance goals for the Company, and the compensation committee then determines the appropriate criteria for linking compensation of the named executive officers and non-employee directors to this performance, including the establishment of:

•	base salary amounts for the Company’s executive officers;

•	retainers and additional compensation paid to outside directors for serving on committees and as committee chairs;

•	an annual cash bonus plan for the Company’s executive officers;

•	long-term equity-based incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company, including grants of restricted shares to directors; and

•	annual performance goals and payouts for the Company under the annual cash bonus plan and the Company’s long-term equity-based incentive plan.

Following the FairPoint acquisition in July 2017, the compensation committee worked with our compensation consultant to assess the adequacy of our executive compensation levels using post-combination benchmarking data that reflected the expanded scale and scope of our operations.  Based on that assessment and the multi-year transition plan established by the compensation committee, the compensation committee approved base salary, target short term incentive (“STI”) and long-term incentive (“LTI”) awards for the CEO, the CFO and other key senior managers in 2018.  The compensation committee’s assessment included an evaluation of year-over-year increases in base salary, target STI and LTI compensation, and total compensation levels and a comparison of those compensation levels against benchmark positions in the Company’s peer group.  As part of this assessment, the compensation committee reviewed the performance of the CEO and discussed with the CEO the annual performance of the CFO and other members of the senior management team.  The compensation committee also reviewed compensation and benchmarking data for the Company’s outside directors in connection with setting retainer levels and compensation for serving on board committees in 2018.  On an annual basis, the compensation committee reviews the relevance of the Company’s performance benchmarks for alignment with our long-term strategic plan.

Role of Executive Officers, Management and Independent Compensation Consultant

The compensation committee conducts an annual review of the CEO’s performance and reviews it with the board of directors. The CEO prepares a performance review of each of the CFO and certain other key senior managers that report directly to the CEO for each completed calendar year. Based on his assessment of each individual’s performance during the preceding calendar year, as well as a review of how each individual’s compensation compares to market practice based on regular pay assessments, the CEO recommends to the compensation committee, base salary amounts, annual cash bonus opportunities, time-based and performance share awards for the CFO and certain other key senior managers, and annual performance goals under the annual cash bonus plan and the long-term equity-based incentive plan. The compensation committee then evaluates and approves compensation for key members of senior management in the context of the CEO’s performance evaluation and based on benchmarking data for our peer group provided by our outside compensation consultant. The board of directors also annually approves the Company’s fiscal year budget, which includes merit-based pay increases for all employees of the Company.

Please see the caption “Corporate Governance and Board Committees – Role of Independent Compensation Consultant” on page 15 for an explanation of the role of the compensation committee’s outside consultant, Willis Towers Watson.

Peer Group and Market Data

Following the Company’s acquisition of FairPoint in 2017, the compensation committee engaged Willis Towers Watson to evaluate the Company’s peer group used for purposes of assessing the competitiveness of our executive compensation. This review was completed to ensure the group appropriately represented the Company’s scope and scale of operational complexity following the FairPoint acquisition. Based on the findings and recommendations, the compensation committee approved changes to the peer group of companies to be used for future compensation market evaluations.

There were both deletions from, and additions to, the previous group of peer companies, as follows:

Companies deleted (-) from peer group:	Companies added (+) to peer group:
- Frontier Communications Corporation	+ Windstream Holdings, Inc.
- Hawaiian Telcom Holdco, Inc.	+ Telephone and Data Systems, Inc.
- Alaska Communications Systems Group, Inc.	+ Akamai Technologies, Inc.
- Lumos Networks Corp.	+ J2 Global, Inc.

Carried over from the previous peer group of companies are:

▪ Zayo Group Holdings, Inc.	▪ General Communications, Inc.
▪ SBA Communications Corporation	▪ Shenandoah Telecommunications Company
▪ IDT Corporation	▪ ATN International, Inc.
▪ Cincinnati Bell, Inc.	▪ Cogent Communications Holdings, Inc.
▪ Vonage Holdings Corp.

At the time when this peer group was approved, this group of 13 peer companies had median reported annual revenues of approximately $1.2 billion, as compared with the Company’s post-acquisition annual revenues of approximately $1.4 billion.

Willis Towers Watson completed a competitive market assessment of our executive pay relative to the peer group practices. Based on the results of this analysis, the compensation committee determined that our executive pay was below the median of the peer group practices. The target total direct compensation was in the bottom 15% of the peer group. The primary reasons for this lag were (i) the historical decisions to provide modest compensation increases for the past several years due to the overall challenging market conditions and the desire to contain costs during these periods of economic uncertainty; and (ii) the determination by the compensation committee to transition Mr. Udell’s and Mr. Childers’ compensation to the 50th percentile of total compensation over a multi-year period.

In light of these competitive gaps, the compensation committee took initial steps under the multi-year transition plan and made changes to the compensation of Mr. Udell and Mr. Childers in 2018 to increase each of their base salaries and target STI and LTI compensation.

At the request of the compensation committee, Willis Towers Watson updated the market analysis in January 2019. The updated analysis used the same peer group as the 2017 assessment and formed a market estimate for 2019, based on compensation movements among the peer group and aged market value information. Based on this updated study, the Company believes that the 2018 target total direct compensation for Mr. Udell was at the 25th percentile of the peer group and the target total direct compensation for Mr. Childers was at the 28th percentile of the peer group, both substantially below the compensation committee’s targeted market position.

Elements of Executive Compensation for 2018

The key elements of the 2018 executive compensation program for Mr. Udell and Mr. Childers were:

•	an annual base salary;

•	an opportunity to earn annual cash bonuses directly linked to achievement of certain of the Company’s annual financial and operational performance goals; and

•	equity compensation consisting of (i) the continued potential vesting of equity awards; (ii) a grant of time-based restricted shares; and (iii) a grant of performance-based restricted shares directly linked to achievement of certain of the Company’s annual financial and operational performance goals.

The Company also provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to its executive officers.

Compensation Element 1: Annual Base Salaries for 2018

The Company pays all of its executive officers an annual base salary, which the compensation committee believes provides financial stability for executives and reflects their level of responsibility with the Company. The compensation committee also believes that salary increases should reward an individual’s contributions and responsibilities to the Company.

The compensation committee reviews, and may revise, base salaries for the named executive officers when it feels those changes are warranted. In its annual review of the salaries of the named executive officers for 2018, in addition to the market position of the Company’s executive compensation program relative to its peer group and the compensation committee’s desire to transition the compensation of Mr. Udell and Mr. Childers toward the 50th percentile of total compensation over a multi-year period, the compensation committee considered the following principal factors:

•	achievement by the Company during the previous year of its performance goals;

•	performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its pre-established performance goals; and

•	salary levels of comparable positions at companies in the Company’s peer group.

After reviewing these factors, Mr. Udell’s base salary was increased to $541,000 and Mr. Childers’ base salary was increased to $331,000 for 2018. These adjustments positioned Messrs. Udell’s and Childers’ base salaries at the 31st and 24th percentile of the peer group, respectively.

Compensation Element 2: Cash Bonuses for 2018

Annual Cash Bonus

The Company also maintains an annual cash bonus plan that is designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s long-term success. In 2018, Mr. Udell and Mr. Childers were eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of their base salary and was based on the achievement of criteria established by the compensation committee.

For 2018, the compensation committee established the bonus targets for each of our named executive officers, as a percentage of 2018 salary level, based on its assessment of the appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive. The bonus payout targets as a percentage of salary were 107% for Mr. Udell and 74% for Mr. Childers. The compensation committee used these targets because achieving payouts at those levels would result in an annual bonus payout to each executive that supported the compensation committee’s object to transition total compensation for the executives to roughly the 50th percentile of the total direct compensation paid to executives in comparable positions at companies in the peer group. However, as described above, the Company is aware that even after these changes, the aggregate total direct compensation for Mr. Udell and Mr. Childers remains below the 50th percentile of the relevant peer group because the base salaries for Mr. Udell and Mr. Childers lag the market.

As in prior years, the compensation committee set a maximum payment equal to 120% of the target amount if the weighted average of all goals were attained above 105% of the target level and a threshold level such that weighted average attainment of 90% of the target level would have resulted in a payment of 50% of the target amount. Weighted average attainment of below 90% of the target level would have resulted in no bonus payment.

In March 2018, the compensation committee determined these performance measures for Mr. Udell and Mr. Childers and established a formula to link the results with payout levels.

For both Mr. Udell and Mr. Childers, the compensation committee based its 2018 performance targets on the following:

•	50% on the Company’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for 2018 (target of $537.5 million);*

•	20% on dividend payout ratio for 2018 (target of 65% or less);

•	20% on the Company’s revenue for 2018 (target of $1,408.0 million); and

•	10% on a set of “other operating goals” which the compensation committee set for the Company’s executive team to meet as a group. These “other operating goals” contain a mix of qualitative and quantitative measures which are established by the compensation committee to guide the management team in achieving the Company’s operating, strategic and public policy goals. For 2018, these “other operating goals” included, among other items, specific goals related to the Company’s planned capital expenditures and network development, segmented revenue and profitability goals, net broadband additions, customer service initiatives, integration activities related to the FairPoint acquisition and improvements in the Company employees’ experience.

* For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, please refer to Item 6 of our Annual Report on Form 10-K (page 30) for the fiscal year ended December 31, 2018.

Each of the annual bonus performance targets was achieved at the following levels in 2018:

Performance Measure	Actual	Target	% of Target
Adjusted EBITDA	$537.3 million	$537.5 million	99.96%(1)
Dividend Payout Ratio	< 67.4%	< 65%	96.44%
Revenue	$1,399.0 million	$1,408.0 million	99.37%
Other Operating Goals	8.8/10	10/10	88.75%

(1) This achievement level was calculated against a slightly higher EBITDA achievement necessary to self-fund the bonus payout.

The compensation committee performs a performance review of the CEO for each completed calendar year. The CEO prepares a performance review of the CFO and each of the other key senior managers that report to the CEO for each completed calendar year. This includes Mr. Udell’s assessment of Mr. Childers’ performance during the preceding calendar year with respect to the level of attainment of the “other operating goals.” With respect to Mr. Udell, the compensation committee approved an attainment level of 8.8 out of 10 with respect to the other operating goals for 2018. With respect to Mr. Childers, the CEO recommended, and the compensation committee approved, an attainment level of 8.8 out of 10 with respect to the other operating goals for 2018. More specifically, the compensation committee’s approval of this attainment level acknowledged the substantial effort that Mr. Udell and Mr. Childers made in 2018 in helping the Company meet target operating goals involving capex spend, network expansion and upgrades, commercial and carrier revenue achievement, integration efforts (including the attainment of synergy goals), improvement in customer “pain point” metrics and employee development and experience.

In the compensation committee’s review of 2018 performance, the compensation committee first determined the amounts earned by the executives by computing the weighted average of the actual achievement of the performance targets at the levels described above. For both Mr. Udell and Mr. Childers, this weighted average was 98.02% of target. These weighted averages are calculated below, by multiplying the performance measures described above and the actual level of achievement of those measures:

Performance Measure	Metric Weighting	% of Target Achievement	Component Percentage
Adjusted EBITDA	50%	99.96%	49.98%
Dividend Payout Ratio	20%	96.44%	19.29%
Revenue	20%	99.37%	19.87%
Other Operating Goals	10%	88.75%	8.88%
	Weighted Average		98.02%

Although the weighted average results would have resulted in a payout of 98.02% of target, Mr. Udell recommended, and the compensation committee approved, a bonus of 95.0% of target be paid to him and Mr. Childers for 2018 results, in part to keep him and Mr. Childers aligned with the rest of the Company’s management team.

Compensation Element 3: Long-Term, Equity-Based Incentives for 2018

The Company maintains the stockholder-approved long term incentive plan (LTIP) that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. The Company’s non-employee directors and certain employees, including Mr. Udell and Mr. Childers, are eligible for grants under the LTIP. The principal purposes of the LTIP are to:

•	provide these individuals with incentives to maximize stockholder return and otherwise contribute to the Company’s success; and

•	enable the Company to attract, retain and reward the best available individuals for positions of responsibility.

The compensation committee administers the LTIP, approving the type of awards granted, award provisions, grant timing and award sizes.

Each year the compensation committee determines for each executive eligible to participate, the economic value of target annualized long-term incentive compensation. The goal of the compensation committee is to establish those targets so that over time they approximate the 50th percentile of the peer group. For 2018, the compensation committee approved target LTI grant values of $1,687,000 for Mr. Udell and $589,000 for Mr. Childers. These target LTI values were awarded in the form of a combination of time-based restricted shares vesting ratably over four years and performance shares that can be earned based on performance, as described below.

Annual Time-Based Restricted Stock Grants

In March 2018, the compensation committee approved grants of time-based restricted shares to Mr. Udell and Mr. Childers representing approximately 50% of their target annual LTI award value. These time-based equity grants vest ratably over four years based on continued service.

The table below shows the target value allocated to time-based shares, the number of shares granted to each of Mr. Udell and Mr. Childers, and the grant date fair value of the awards, computed in accordance with Accounting Standards Codification Topic 718. The number of shares granted is determined by converting the target LTI value into shares using the 20-day average closing price of our stock as of two trading days before the grant date. We use this methodology to ensure that price movement on the date the awards are granted do not positively or negatively impact the number of shares granted:

Name	2018 Time-Based Annual Grant Value - Target	2018 Time-Based Restricted Shares Granted(1)	Fair Value of Restricted Shares as of the Date of Grant(2)

C. Robert Udell, Jr.	$843,500	72,348	$900,733
Steven L. Childers	$294,500	25,259	$314,475

(1) The number of restricted shares granted was based on a stock price of $11.66 per share, reflecting the 20-day average closing price of our stock as of two trading days before the grant date.

(2) Fair value of the grants is based on a stock price of $12.45 per share as of March 7, 2018.

The compensation committee believes that the long-term, equity-based incentives it awarded to these named executive officers in 2018 helped meet its objectives to:

•	retain them by providing them with long-term, equity-based compensation at a level competitive with the Company’s peer group;

•	reward them for completing the strategically-important acquisition of FairPoint; and

•	hold them accountable for achieving key financial and operational objectives.

Annual Performance Share Grants

As reflected in the table below, the compensation committee also approved grants of performance share awards in March 2018 based on approximately 50% of the target annual LTI value. Because of the inherent risk associated with achieving the performance targets, the compensation committee increased this target value for the performance shares by 10%. Similar to the time-based stock awards, the number of performance-based shares to be awarded at target was determined by converting the assigned target performance share values into shares using the 20-day average closing price of our stock as of two trading days before the grant date. The performance share awards granted in 2018, if earned, vest ratably over four years based on continued service.

In addition to establishing the target performance share values, the compensation committee also approved Company performance goals and minimum, target and maximum payouts.

The performance share awards entitled the executives to receive awards of restricted shares in 2019 depending on the level of attainment of the performance goals for 2018. Attainment of the goals at the target levels would result in the target number of performance shares awarded as restricted shares, and attainment of the goals at above or below the target levels would result in an increased or decreased number of restricted shares awarded, using the same formulas as those with respect to annual cash bonuses.

In March 2019, the compensation committee approved target awards of restricted shares based on 2018 performance, as follows:

Name	2018 Performance Share Target Value(1)	2018 Performance Shares Granted(2)	Fair Value of Performance Shares as of the Date of Grant(3)	Number of Restricted Shares Granted based on 2018 Performance
C. Robert Udell, Jr.	$927,850	79,582	$990,796	75,603
Steven L. Childers	$323,950	27,785	$345,923	26,396

(1) The performance share award targets shown here reflect an increase of 10% in target value to reflect the inherent risk associated with achieving performance targets.

(2) The number of performance shares granted was based on a stock price of $11.66 per share, reflecting the 20-day average closing price of our stock as of two trading days before the grant date.

(3) Fair value of the grants is based on a stock price of $12.45 per share as of March 7, 2018.

Under the terms of the performance share awards, the weighted average performance was the same as the weighted average performance for the “Cash Bonus” section identified above. Even though Mr. Udell and Mr. Childers could have earned a 98.02% payout based on the weighted achievement of the performance targets, the compensation committee elected to support Mr. Udell’s recommendation with respect to reducing the payout to 95.0%. Accordingly, as with the annual bonus, the compensation committee exercised its discretion to reduce the award to a payout of 95.0% of the target number of shares.

Stock Ownership Guidelines for Named Executive Officers

We believe that our executive officers should have a significant financial stake in the Company to ensure their interests are further aligned with those of our stockholders. To that end, the compensation committee has adopted stock ownership guidelines which set forth ownership expectation for certain executive officers covered under the guidelines. Under the guidelines, covered executives are expected to attain and retain a level of qualifying equity securities equal to a multiple of their annual base salaries. In determining whether a covered executive has met the applicable ownership requirement, we include: (a) shares owned outright by covered executives, including (i) direct ownership of shares as a registered or beneficial holder and (ii) ownership of shares in a manner that would be treated as indirect ownership pursuant to Section 16 of the Securities Exchange Act of 1934 (including, without limitation, shares held in retirement savings accounts), so long as the shares are accessible by the covered executive; and (b) the after-tax value of any vested or unvested restricted share awards held under the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, as amended. These forms of ownership are collectively referred to below as the “Covered Shares”.

Our stock ownership guidelines provide that until a covered executive satisfies the applicable holding requirement, he or she is required to retain a specified percentage of any Covered Shares awarded to the executive until such time as a certain ownership percentage (expressed as a multiple of base salary) is achieved. The types of covered executives and their required ownership levels and retention percentages are as follows:

Covered Executives	Ownership Requirement	Retention Percentage
Chief Executive Officer	5x Annual Base Salary	50%

Other Named Executive Officers (NEOS) as Designated by CEO	3x Annual Base Salary	50%

The stock ownership guidelines took effect January 1, 2018. As of December 31, 2018, both Mr. Udell and Mr. Childers satisfy these guidelines.

All Other Compensation

As part of our executive compensation program, the Company may from time-to-time provide to its executives some or all of the following other benefits:

•	personal use of a company automobile;

•	fitness program reimbursement;

•	expenses paid for business related meals and travel for spouses (when required to attend Company functions);

•	tax reimbursement for personal use of a Company automobile and business related travel for spouses when required to attend company functions; and

•	Company matching contributions to its 401(k) plan.

Where applicable, the “All Other Compensation” column of the Summary Compensation Table on page 38 shows the aggregate amounts of such compensation paid to each of the named executive officers.

Employment Security Agreements

On February 20, 2007, the Company adopted Employment Security Agreements (“ESAs”) with each of its named executive officers, as well as certain other executives. The ESAs were further amended in December 2009 as a result of the Company’s outside compensation consultant’s evaluation of the ESAs compared to general market and peer company best practices. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the ESAs.

The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining its top executives. It believes that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also benefits from certain restrictive covenants, including non-competition covenants, contained in these agreements.

Incentive Compensation Recoupment Policy

In March 2017, the board of directors adopted an incentive compensation recoupment policy that applies to all Company executive officers and any other person designated by the board of directors as being subject to the policy (the “covered persons”). The policy provides that, in the event of a restatement of the financial statements of the Company necessary to reflect the correction of one or more errors that are material to those financial statements, the board of directors may seek recoupment from the following sources of incentive compensation: (i) cash incentive compensation and (ii) equity-based compensation. The board of directors may recoup similar incentive compensation under any Company plans, arrangements or agreements, whether existing currently or in the future. The board of directors has the sole discretion to decide whether or not to recoup incentive compensation received by a covered person (which would include any equity granted or settled) and the amount of such recoupment. The board of directors shall at a minimum seek to recoup all incentive compensation received by any covered person (which would include any equity granted or settled) during the three completed fiscal years and the current partial year preceding the date on which the Company is required to prepare the restatement that is in excess of the incentive compensation that would have been paid to the covered person under the restatement. Any such recoupment would apply to all covered persons, regardless of whether the covered person was involved in the restatement.

CEO Pay Ratio

In accordance with the requirements of Regulation S-K, Item 402(u), the Company has calculated the ratio of CEO pay to the median employee pay for 2018. The methodology for determining the median employee pay was as follows:

The calculation of median employee income was based on payroll data and includes all full time, part time and temporary employees who were actively employed on December 31, 2018, including those who began employment after January 1, 2018 and worked only a partial year (compensation was not annualized for employees who did not work the entire year). The pay data used for this calculation represents compensation for the employee population paid from January 1, 2018 through the final payroll date of December 28, 2018. For 2018, this included approximately 3,580 employees, all of whom reside in the United States.

Compensation components used to determine the median employee income are as follows: regular base wages, overtime, differentials, allowances such as cell phone and apparel, holiday and vacation pay, 401(k) matching contributions by the Company, and other ancillary income considered compensation and reasonable to the calculation. Expense items such as moving expenses and vehicle gas and usage were excluded from the median employee calculation.

The Company did not include in its calculation of median employee pay the value of dividends paid on unvested shares of restricted stock; nor did it include the value realized on vesting of restricted stock. The Company chose to exclude those elements from the median employee pay calculation methodology since a limited number of employees are eligible to receive these elements of compensation.

The Company believes this methodology to be reasonable, as it represents the actual payment to employees (full time, part time, and temporary) for most of the elements of compensation which are included in the CEO’s total compensation as publicly disclosed each year in the Company’s proxy statement.

The 2018 total compensation for our CEO was $3,152,335 as disclosed in the Summary Compensation Table on page 38 of this proxy statement. The median employee’s 2018 total compensation that would be reportable in the Summary Compensation Table was $82,588.

For the fiscal year ended December 31, 2018, the Company’s CEO multiple of total compensation compared to the Company’s median employee’s total compensation is 38.2 times to 1.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect prior to 2017 limited the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1,000,000 per year, but contained an exemption for certain performance-based compensation.

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminate the “performance-based compensation” exception beginning in 2018. Accordingly, the Company’s grants of performance-based restricted stock and annual cash bonus payments made in 2018 and later years will no longer qualify for this exception, which means that starting in 2018, these awards will not be deductible for federal income tax purposes to the extent they cause compensation to exceed $1,000,000. In addition, compensation paid to a covered employee after termination of employment will also be subject to the $1,000,000 limitation. Under a transition rule, outstanding performance-based restricted stock awards and post-termination compensation will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017.

Changes to Compensation Programs for 2019

Continued Executive Pay Transition

The compensation committee has been transitioning our named executive officers compensation to the 50th percentile of competitive market practice over a multi-year period pursuant to a deliberate multi-year strategy to bring their respective compensation opportunity in line with competitive industry practices. In view of Mr. Udell’s and Mr. Childers’ performance and the continued gap between their compensation and the target compensation within the peer group, the compensation committee determined it was appropriate to increase certain compensation elements in 2019, as follows:

•	Mr. Udell’s annual base salary rate for 2019 was increased from $541,000 to $600,000 and Mr. Childers’ annual base salary rate for 2019 was increased from $331,000 to $350,000;

•	Mr. Udell’s target annual cash bonus for 2019 (expressed as a percentage of his base salary) was left unchanged at 107% of base salary and Mr. Childers’ target annual cash bonus for 2019 was reduced slightly from 74% of base salary to 73% of base salary, consistent with the updated median target benchmark for chief financial officers within our peer group; and

•	Mr. Udell’s long-term incentive annual target grant value for 2019 was increased from $1,687,000 to $2,192,368 and Mr. Childers’ long-term incentive annual target grant value for 2019 was increased from $589,000 to $767,329, of which approximately half is performance-based.

Based on information provided to the compensation committee by the independent compensation consultant, the Company believes the target compensation for Messrs. Udell and Childers remains below the median of the competitive market. The compensation committee intends to continue its practice of annually evaluating our executives’ performance, and intends to continue to transition the pay opportunities closer to the 50th percentile of the market over a multi-year period.

Changes to the Company’s 2019 Executive Compensation Program

The compensation committee evaluated the structure of our executive compensation program and made important changes for 2019. These changes were made in consultation with the compensation committee’s independent advisor regarding evolving market practices and took into consideration feedback we received during 2018. While we received strong support for our pay program as demonstrated by the 93% support we received on our 2018 Say-on-Pay proposal, we believe changes were appropriate to further align our programs with the interests of our stockholders and reflect positive governance practices. These changes relate to our equity based compensation program.

Performance Share Awards – We continued to grant performance shares in 2019 as a part of our comprehensive equity award program. The performance shares granted to our named executive officers in March 2019 will continue to be earned based on the achievement of specific annual financial and operational performance objectives. However, the shares earned based on this financial performance will be subject to our total stockholder return over the three year period from January 2019 through December 2021. Under the terms of the award, the number of shares that are earned based on financial and operational performance will be further adjusted by 25% based on our total stockholder return relative to the total stockholder return of the peer companies we use for evaluating executive pay levels. If our total stockholder return over the three year period is at the median of the comparator group, no adjustment in shares will be made. However, if our total stockholder return is at or above the 75th percentile of the comparator group, the number of shares will be increased by 25%, and if our total stockholder return is at or below the 25th percentile of the peer group, the number of shares will be decreased by 25%. If our total stockholder return is between the 25th and 75th percentiles, the number of shares will be adjusted up or down on a straight-line basis. If our total stockholder return over the three year period is negative, the number of shares will not be increased, regardless of our performance relative to the comparator group. For 2019, the performance shares will no longer ratably vest, but will instead be subject to a three year vesting period.

Dividends on Unvested Equity Awards – Beginning with grants to our named executive officers in 2019, unvested equity awards will no longer be entitled to receive dividend payments. Once these shares vest, they will begin receiving dividend payments.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists information regarding the compensation for the years-ended December 31, 2018, 2017, and 2016, of our President & CEO, and CFO, to whom we refer, collectively, as the named executive officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)		Total($)
C. Robert Udell, Jr.	2018	$541,000	$0	$1,891,529	$550,050	$169,756	(2)	$3,152,335
President and Chief.	2017	$425,000	$255,000	$1,332,213	$0	$103,970		$2,116,183
Executive Officer	2016	$415,385	$0	$1,040,328	$0	$94,460		$1,550,173

Steven L. Childers	2018	$331,000	$0	$660,398	$232,750	$81,662	(3)	$1,305,810
Chief Financial	2017	$278,100	$125,000	$540,784	$0	$64,051		$1,007,935
Officer	2016	$276,542	$0	$501,816	$0	$71,057		$849,415

(1)	Stock Awards — The amounts in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the restricted stock granted in 2018, 2017 and 2016 and the target number of performance shares awarded in 2018, 2017 and 2016 based upon the probable outcome of the performance conditions. The grant date value of the performance shares in 2018 assuming the performance conditions were met at the maximum level was for Mr. Udell: $1,188,955; and for Mr. Childers: $415,108. Also, see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for an explanation of the assumptions made by the Company in the valuation of these awards.

(2)	All Other Compensation — C. Robert Udell, Jr. This column includes $16,500 of matching contributions made in 2018 under the Company’s 401(k) Plan on behalf of Mr. Udell and the value of dividends paid on unvested restricted stock ($152,606). Mr. Udell also received reimbursement for the discount he earned on his premium share for the Company’s Health Program as part of his participation in the Company’s Wellness program ($650).

(3)	All Other Compensation — Steven L. Childers. This column includes $16,500 of matching contributions made in 2018 under the Company’s 401(k) Plan on behalf of Mr. Childers and the value of dividends paid on unvested restricted stock ($63,912). In addition, Mr. Childers is reimbursed for business use of his personal mobile phone ($600) and also received reimbursement for the discount he earned on his premium share for the Company’s Health Program as part of his participation in the Company’s Wellness program ($650).

Salary

The “Salary” column of the Summary Compensation Table shows the salaries paid in 2018, 2017 and 2016 to each of the named executive officers. The annualized salary rates in effect as of March 1, 2018 were:

C. Robert Udell, Jr.	$541,000
Steven L. Childers	$331,000

Non-Equity Incentive Compensation

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2018, 2017 and 2016 pursuant to the Company’s bonus plan. For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 25. The Company paid all of these amounts in March 2019, March 2018 and March 2017, respectively.

2018 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards and (2) equity incentive plan awards that could have been earned for 2018.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)	Units(3)	Awards($)(4)
Robert Udell, Jr.		$289,000	$579,000	$694,800
	3/14/18				39,791	79,582	95,498		$990,796
	3/14/18							72,348	$900,733

Steven L. Childers		$122,500	$245,000	$294,000
	3/14/18				13,893	27,785	33,342		$345,923
	3/14/18							25,259	$314,475

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Payouts under the bonus plan were based on performance in 2018. The performance targets were set in March 2018, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Compensation.” The amounts actually paid under the bonus plan for 2018 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2018, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the three goal areas it had established. Target payout was to be made if the performance goals were attained at target level, and the payout was to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 105% level and payout was to be zero if the performance goals were attained below the 90% level (payout at the 90% level of attainment resulted in a payment of 50% of the target payout level). The compensation committee had discretion to determine payouts for achievement between threshold and target, and target and maximum.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. These columns show the threshold, target and maximum number of shares of restricted stock that could have been awarded in 2019 pursuant to performance shares previously granted in March 2018. Certain of these awards of restricted stock were based on performance in 2018, which has now occurred. Pursuant to the LTIP for 2018, the compensation committee awarded performance shares to executives, which reflected the target number of shares of restricted stock to be granted in 2018 if target performance goals set by the compensation committee for 2018 were met. The target award was subject to adjustment based on the weighted average level of attainment of the performance goals, subject to a maximum award of 120% of the target number of shares if the goals were attained at a 105% level and a minimum of zero shares if the goals were attained below a 90% level (attainment of goals at the 90% level resulted in an award of 50% of the target number of shares). The LTIP is described in the Compensation Discussion and Analysis section under the caption “Long-Term, Equity Based Incentives.”

(3)	All Other Stock Awards: Number of Shares of Stock or Units. This column shows the number of time-based restricted shares awarded to the named executive officers in 2018.

(4)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the time-based restricted stock awards and the target performance share awards made in 2018 to the named executive officers. See Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2018 Fiscal Year-End

This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

C. Robert Udell, Jr.(3)	78,838	$778,919
Steven L. Childers(4)	30,669	$303,010

________________

(1)	Number of Shares or Units of Stock That Have Not Vested. The unvested shares represent a mix of time-based restricted shares from the grants made in March 2016, March 2017 and March 2018, and unvested performance-based shares from grants made in March 2015 and March 2017 that have been earned by the executive.

(2)	Market Value of Shares or Units of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $9.88 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 31, 2018, which was the last trading day of fiscal year 2018).

(3)	Vesting Dates – Udell. The vesting dates of the restricted shares are as follows: December 5, 2019 (34,589 restricted shares), December 5, 2020 (26,162 restricted shares) and December 5, 2021 (18,087 restricted shares).

(4)	Vesting Dates – Childers. The vesting dates of the restricted shares are as follows: December 5, 2019 (14,632 restricted shares), December 5, 2020 (9,721 restricted shares) and December 5, 2021 (6,315 restricted shares).

2018 Vested Shares

This table sets forth information concerning the number of restricted shares that vested during 2018 and the value of those vested shares. The Company has not granted options.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(1)

C. Robert Udell, Jr.	37,735	$459,989
Steven L. Childers	16,892	$205,913

(1)	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares on December 5, 2018, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock $12.19 as reported in The Wall Street Journal for December 4, 2018, which was the last trading day prior to the date of vesting of the restricted shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

Pursuant to its Employment Security Agreements and the LTIP, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would generally be entitled upon a termination of employment (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below:

Employment Security Agreements

The Company has Employment Security Agreements (the “Agreements”) with the named executive officers and certain other executives, which provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company. The Agreements with named executive officers provide for benefits upon the following types of employment termination:

•	an involuntary termination of the executive’s employment by the Company without “cause” that occurs within 24 months after a change in control of the Company; or

•	a voluntary termination of employment by the executive for “good reason” that occurs within 24 months after a change in control of the Company.

The benefits provided upon such a termination of employment include the following:

•	A lump sum cash payment, payable within 30 days of the termination of employment, equal to two times the sum of (i) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination and (ii) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the change in control occurs, or if higher, the date of employment termination.

•	A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the termination of employment occurs (determined at the target levels), if such amounts would not otherwise be paid to the executive.

•	Continuation of coverage under all welfare plans of the Company during the two-year severance period, or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or any time after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

•	Reimbursement of out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.

The Agreements will reduce the benefits described above to the extent necessary to avoid the imposition of any excise tax pursuant to Section 280G of the Internal Revenue Code.

The Agreements contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month period following termination of employment.

For purposes of the Agreements:

(a) “change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board, unless any new director’s election or nomination was approved by at least two-thirds of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

(b) “cause” means the executive’s (i) conviction or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

(c) “good reason” means (i) a reduction in the executive’s base salary and/or bonus opportunity without his consent, (ii) a reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (LTIP)

The LTIP provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP also provides that if in connection with the change in control the LTIP awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal).

The LTIP uses a similar definition of change in control and the same definition of cause and good reason as set forth in the Employment Security Agreements.

The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2018.

	C. Robert	Steven L.
Name	Udell, Jr.	Childers
Base Salary (1)	$1,082,000	$662,000
Bonus (1)	$1,158,000	$490,000
Welfare Benefits for Severance Period (2)	$37,771	$24,567

____________

(1)	Base Salary and Bonus. These amounts represent two times base salary and target bonus, respectively.
(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the severance period for each named executive officer.

Benefits Upon Change in Control

The additional amounts set forth in this table would be realized by each named executive officer under the LTIP, assuming a change of control of the Company occurred on December 31, 2018.

	C. Robert	Steven L.
Name	Udell, Jr.	Childers

Value of Unvested Restricted Shares (1)	$778,919	$303,010

____________

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2018 under the terms of the LTIP. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 31, 2018 ($9.88), which was the last trading day of fiscal year 2018.

PROPOSAL No. 3 – ADVISORY VOTE ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers at least every three years and to submit to stockholders every six years a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur yearly, every two years or every three years. At the 2017 annual meeting, the stockholders voted, on an advisory basis, to hold such a vote on a yearly basis and the board subsequently determined, consistent with the stockholders’ vote, to hold such a vote on a yearly basis. Accordingly, we are presenting this vote at the 2019 annual meeting.

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

We have pursued these objectives by:

•	using restricted shares in an effort to unify the interests of the executives and stockholders;

•	establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

•	using a cash incentive bonus plan and performance share awards that tie the level of achievement of our annual financial and operational performance goals to the amount of annual cash incentive compensation that we pay to each of our executives and a portion of the restricted shares awarded to them; and

•	using compensation information compiled from 13 peer companies that operate in the integrated communications, wireless telecommunications and alternative carrier service industries and that had median annual revenues of approximately $1.2 billion to benchmark compensation against competitive levels.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2019 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 3).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee, although the board of directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

CErtain relationships and related transactions

Related Person Transactions Policy

Our audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules (“exempt transactions”). In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company than those available to customers who are not related to the Company.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), that such party provide, to the extent practicable, notice to the Company of the proposed related person transaction. In addition, any amendment, renewal or extension of any Other Related Person Transaction previously approved under this Policy shall also be subject to approval under the Policy as a separate Other Related Person Transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

SKL Investment Group

Mr. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group (“SKL”), a Delaware limited liability company which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL. SKL and its related entities paid approximately $58,972 to the Company in 2018 for the use of office space, telephones and other office related equipment. This amount is based upon actual usage incurred by SKL. For example, in 2018 SKL paid $45,311 to rent approximately 2,376 square feet of office space, which is equivalent to the Company’s base rent per square foot plus a prorated share of real estate taxes, utilities, and maintenance. The charges for the use of equipment and other office related expenses were based on actual third-party charges or SKL’s estimated share of usage. The Company believes these terms are reasonable and customary, and are comparable to those that would have been obtained in an arm’s length transaction.

First Mid-Illinois Bancshares, Inc.

Pursuant to various agreements with our subsidiary, Consolidated Communications, Inc. (“CCI”), First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), provides the Company with general banking services, including depository, disbursement, and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 15.5% of the common stock of First Mid-Illinois. During 2018, the Company paid maintenance and activity related charges of $12,851 to First Mid-Illinois and earned $906 of interest on its deposits. The fees charged and earnings received on deposits through repurchase agreements are based on First Mid-Illinois’s standard schedule for large customers.

CCI provides First Mid-Illinois with local dial tone, custom calling features, long distance and other telecommunication services. In 2018, First Mid-Illinois paid CCI approximately $891,093 for these services. These services are based on standard prices for strategic business customers.

The Company’s payments to First Mid-Illinois and its subsidiaries did not exceed 1% of the gross revenue of First Mid-Illinois. Also, payments from First Mid-Illinois did not exceed 1% of the Company’s gross revenue.

LATEL Sale/Leaseback

The Company paid $863,462 during 2018 to lease office and warehouse space from LATEL, LLC, a limited liability company of which Mr. Lumpkin and his immediate family have a beneficial ownership of 68%. Agracel, Inc. (“Agracel”) is a real estate investment company of which Richard A. Lumpkin, together with his immediate family, beneficially owns 37%. In addition, Mr. Lumpkin and his son, Benjamin I. Lumpkin, are directors of Agracel. Agracel is the sole managing member and 50% owner of LATEL, LLC. These payments represent 77% of the total revenue of LATEL, LLC.

Consolidated Communications, Inc.

On September 18, 2014, the Company, through CCI, completed a $200 million offering of its 6.5% Senior Notes, sold at par. The Richard Adamson Lumpkin Trust dated 2/6/70 fbo Richard Anthony Lumpkin purchased $5 million of the Senior Notes. The Senior Notes mature of October 1, 2022 and pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2015. During 2018 the aforementioned Trust received $325,000 interest from the Senior Notes.

Cartesian, Inc.

On June 18, 2014, through our subsidiary, Consolidated Communications Enterprise Services, Inc. (“CCES”), we entered into an agreement with Cartesian, Inc. (formerly The Management Network Group, Inc. (a professional services company)), to provide Smart Building Services. Under the agreement, Cartesian, Inc., is to deploy and monitor the energy consumption in a number of the Company’s facilities. The estimated cost to implement the Smart Building Services is approximately $4,900,000 over the seven-year term of the contract. It is estimated that we will save approximately $5,700,000 in energy costs through the use of the Smart Building Services. In connection with the Smart Building Services, we also entered into a three year Market Enablement Agreement (“Marketing Agreement”) with Elutions, Inc., a partial owner of Cartesian, Inc. Under the Marketing Agreement, we will be required to provide certain marketing support, and in turn we may receive up to $2,400,000 under the Marketing Agreement over the three year term of the agreement.

On January 26, 2017, CCES entered into the first amendment to the June 18, 2014 agreement. The amendment adds six additional sites as phase two of the project and extends the terms of the agreement from seven years to ten years.

Robert J. Currey, our Chairman, previously served on the board of directors at Cartesian, Inc. until June 28, 2018. When Robert J. Currey stepped down from the board of directors of Cartesian, Inc. in connection with the acquisition of Cartesian by Blackstreet Capital Holdings, he did not receive any payments as part of our agreements with Cartesian, Inc. and Elutions, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Roger H. Moore, Thomas A. Gerke and Maribeth S. Rahe served on the compensation committee. No member of the compensation committee was, during 2018, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2018, no Company executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its compensation committee.

ANNUAL REPORT TO STOCKHOLDERS

Our combined 2018 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2018 is being made available to stockholders concurrently with this proxy statement. The Notice and Access Card provided to stockholders contains instructions on how to access the 2018 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2018.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2020 Annual Meeting of Stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938-3987 (Attention: Secretary), no later than November 21, 2019.

Our amended and restated bylaws provide that certain additional requirements be met in order that business, including the nomination of directors, may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2018.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendation of the board of directors.

OTHER MATTERS

Our board does not know of any other matters that are to be presented for action at the 2019 annual meeting. Should any other matter come before the annual meeting, however, the Proxy Holders will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

J. Garrett Van Osdell
Vice President, Legal & Secretary

Dated: March 20, 2019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2019 for shares held directly and by 11:59 P.M. ET on 04/24/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/28/2019 for shares held directly and by 11:59 P.M. ET on 04/24/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Roger H. Moore   02 Thomas A. Gerke   03 Dale E. Parker

The Board of Directors recommends you vote FOR proposals 2. and 3.	For	Against	Abstain
2. Approval of Ernst & Young LLP, as the independent registered public accounting firm.	☐	☐	☐
3. Executive Compensation - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000403373_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 10K WRAP are available at www.proxyvote.com

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street, Mattoon, IL 61938
Annual Meeting of Stockholders
April 29, 2019 9:00 a.m. Central Time
This proxy is solicited by the Board of Directors

J. Garrett Van Osdell and Steven L. Childers, or either of them, each with the power of substitution are hereby authorized to represent and to vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on April 29, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director candidates nominated by the Board of Directors, FOR Proposal 2 and FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)

0000403373_2 R1.0.1.18